UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )
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☐	Soliciting Material Pursuant to §240.14a-12
DAVIDSON INCOME REAL ESTATE, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DAVIDSON INCOME REAL ESTATE, L.P.
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, New Jersey 07071
October 26, 2009
Dear Limited Partner:
     Davidson Income Real Estate, L.P., a Delaware limited partnership (the “Partnership”) in which you have invested, owns a 100% interest in AIMCO Covington Pointe, L.P., a Delaware limited partnership, which is the owner of the apartment complex known as Covington Pointe Apartments, located in Dallas, Texas (the “Property”). The Property is the last remaining property owned by the Partnership. On September 8, 2009, AIMCO Covington Pointe, L.P. entered into an agreement with Kennedy Wilson Austin, Inc., a Texas corporation (the “Purchaser”) and an unaffiliated third party, to sell the Property to the Purchaser (the “Sale”). The gross sale price for the Property is $9,500,000; provided that the Purchaser shall receive a $400,000 credit at closing against the purchase price for repairs to the Property. The terms of the Sale are more fully described in the attached Consent Solicitation Statement. If the limited partners approve the Sale and the Sale is consummated, the Partnership will be terminated and dissolved pursuant to the terms of the Partnership’s limited partnership agreement and applicable law after the Sale of the Property.
     We are of the opinion that the Sale is in the best interests of partners for the following reasons:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	The offer from the Purchaser was the highest of all offers received for the Property;

•	The Partnership has not made operating cash distributions to the Partners during at least the past three years, although distributions from prior property sales and financing of the Property have been made during such time;

•	At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities;

•	A continuing (or deepening) economic downturn or an increase in interest rates may make it difficult to find a buyer at a comparable price in the future; and

•	Based on the location, age and other characteristics of the Property, the Partnership’s managing general partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.
YOUR VOTE IS IMPORTANT
     We recommend that you consent to the Sale. Please complete, sign, date and return the enclosed Consent Form in the enclosed pre-addressed, postage-paid envelope as soon as possible. If you have any questions or require any assistance, please contact our Solicitation Agent, The Altman Group, Inc., by mail at 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; by fax at (201) 460-0050, or by telephone at (800) 217-9608.
DAVIDSON DIVERSIFIED PROPERTIES, INC.

DAVIDSON INCOME REAL ESTATE, L.P.
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, New Jersey 07071
CONSENT SOLICITATION STATEMENT
October 26, 2009
Dear Limited Partner:
     Davidson Income Real Estate, L.P., a Delaware limited partnership (the “Partnership”) in which you have invested, owns a 100% interest in AIMCO Covington Pointe, L.P., a Delaware limited partnership (the “Seller”), which is the owner of the apartment complex known as Covington Pointe Apartments and located in Dallas, Texas (the “Property”). The Property is the last remaining property owned by the Partnership. On September 8, 2009, the Seller entered into a purchase and sale contract (as amended by the first amendment, second amendment and third amendment thereto, the “Purchase Agreement”) with Kennedy Wilson Austin, Inc., a Texas corporation (the “Purchaser”) and an unaffiliated third party, to sell the Property to the Purchaser (the “Sale”). The gross sale price for the Property (the “Purchase Price”) is $9,500,000; provided that the Purchaser shall receive a $400,000 credit (the “Repair Credit”) against the Purchase Price at closing for repairs to the Property. If the Sale is approved and completed, the Partnership will be terminated and dissolved pursuant to the Limited Partnership Agreement, dated July 11, 1985, as amended, governing the Partnership (the “Partnership Agreement”).
     Davidson Diversified Properties, Inc., the managing general partner of the Partnership (the “Managing General Partner”), is soliciting on behalf of the Partnership the consent of the Partnership’s limited partners (the “Limited Partners” and, together with the individual general partners and the Managing General Partner, the “Partners”) to the Sale.
     This Consent Solicitation Statement, and the accompanying form of Consent of Limited Partner (the “Consent Form”), are first being mailed to Limited Partners of record as of October 22, 2009 (the “Record Date”) on or about October 26, 2009.
     THIS SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 30, 2009 UNLESS EXTENDED BY THE MANAGING GENERAL PARTNER IN ITS DISCRETION AS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT (THIS DATE, AS SO EXTENDED, IS REFERRED TO AS THE “EXPIRATION DATE”).
     Pursuant to the Partnership Agreement, the written consent of Limited Partners owning in the aggregate more than 50% of the total outstanding limited partnership units (“Units”) is required to approve the Sale. There were 26,776 Units outstanding as of the Record Date. Affiliates of the Managing General Partner, which own approximately 49.43% of the outstanding Units, or 13,236.50 Units, will consent to the Sale on the terms described in this Consent Solicitation Statement. Accordingly, the consent of Limited Partners owning an additional 0.58% of the outstanding Units, or approximately 155 Units, is required to approve the Sale on the terms described in this Consent Solicitation Statement.
     The Managing General Partner is of the opinion that the Sale is in the best interests of the Partners for the following reasons:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	The offer from the Purchaser was the highest of all offers received for the Property;

•	The Partnership has not made operating cash distributions to the Partners during at least the past three years, although distributions from prior property sales and financing of the Property have been made during such time;
•	At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities;

•	A continuing (or deepening) economic downturn or an increase in interest rates may make it difficult to find a buyer at a comparable price in the future; and

•	Based on the location, age and other characteristics of the Property, the Managing General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.
     The Managing General Partner recommends that Limited Partners consent to the Sale by completing, dating and signing the enclosed Consent Form and returning it in the enclosed pre-addressed, postage-paid envelope as soon as possible.
     By consenting to the Sale, Limited Partners also authorize the Managing General Partner to agree, on behalf of the Partnership, to changes in the Sale terms (including a sale to a different unaffiliated purchaser) (an “Alternative Sale”) so long as the gross sale price for the Property is greater than or equal to 90% of the gross sale price currently offered by the Purchaser (including assumed indebtedness).
     If the Property is not sold, the Partnership will continue to operate the Property, and there can be no assurance that the Property will be operated profitably, that the Partnership will make any future distributions to Limited Partners, that if the Partnership does make any future distributions Limited Partners will receive distributions equal to their tax liability on taxable income allocable to them, that the Property can be operated without substantial improvements, or that a sale of the Property on comparable or more favorable terms will be possible in the future.
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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SUMMARY TERM SHEET
     This summary highlights material information regarding the Sale but does not describe all of its details. We urge you to read this entire Consent Solicitation Statement, which describes the Sale in detail. We have also included in this summary references to the section of this Consent Solicitation Statement in which you may find a more complete discussion.
•	The Sale. On September 8, 2009 (the “Effective Date”), the Seller entered into the Purchase Agreement with the Purchaser for the Sale. The Purchase Price is $9,500,000; provided that the Purchaser shall receive the Repair Credit against the Purchase Price at closing. See “THE SALE.”

•	Dissolution of the Partnership; Distribution to Partners. The Property is the Partnership’s last remaining property. Upon completion of the Sale, the Partnership will be dissolved and the Managing General Partner will wind up the affairs of the Partnership. We will pay, or establish appropriate reserves for, all known Partnership liabilities and other obligations, and distribute the remaining net Sale proceeds to partners. We currently estimate that the Partnership will distribute approximately $2,352,448, or $88 per Unit, to Limited Partners following the Sale of the Property. We added the Partnership’s cash, cash equivalents and other assets to the Purchase Price and then deducted our estimate of the outstanding mortgage debt (including accrued interest), closing costs, accounts payable, accrued expenses and other related Partnership liabilities, and the amount of reserves that we expect to establish to cover contingencies that may occur related to the Property, estimated to be $190,000, to determine our estimate of Sale proceeds distributable to Limited Partners. This estimate is based on information currently available to the Managing General Partner. Actual results may vary from this estimate. See “ESTIMATED DISTRIBUTION OF SALE PROCEEDS” and “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	Approval of the Sale. Pursuant to the Partnership Agreement, the written consent of Limited Partners owning in the aggregate more than 50% of the total outstanding Units is required to approve the Sale. There were 26,776 Units outstanding as of the Record Date. Affiliates of the Managing General Partner, which own approximately 49.43% of the outstanding Units, or 13,236.50 Units, will consent to the Sale on the terms described in this Consent Solicitation Statement. Accordingly, the consent of Limited Partners owning an additional 0.58% of the outstanding Units, or approximately 155 Units, is required to approve the Sale. See “SOLICITATION OF CONSENTS.”

•	Reasons for the Sale. The Managing General Partner is of the opinion that the Sale is in the best interests of the Partners because:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	The offer from the Purchaser was the highest of all offers received for the Property;

•	The Partnership has not made operating cash distributions to the Partners during at least the past three years, although distributions from prior property sales and financing of the Property have been made during such time;

•	At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities;

•	A continuing (or deepening) economic downturn or an increase in interest rates may make it difficult to find a buyer at a comparable price in the future; and

•	Based on the location, age and other characteristics of the Property, the Managing General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future. See “REASONS FOR THE SALE.”
•	Disadvantages of the Sale. The Sale has the following disadvantages:

•	Property value could appreciate due to, among other factors, an improved economy, interest rate decreases, and the granting of tax benefits to holders of real estate like the Property. Following the Sale, the Partnership will not benefit from increases, if any, in the Property value.

•	After the Sale, the Partnership will be terminated and dissolved and the Limited Partners will no longer receive any distributions of Property operating cash flow or any refinancing proceeds.
See “RISK FACTORS.”

•	Appraisal Rights. Limited Partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement permitting them to seek a judicial determination of the value of their Units in connection with the Sale. See “SOLICITATION OF CONSENTS — No Appraisal Rights.”

•	Tax Consequences of the Sale and Distribution of Sale Proceeds. The Sale will be a taxable transaction for United States federal income tax purposes and most likely for state and local income tax purposes as well. If the Property is sold, the Partnership will recognize a taxable gain. The gain recognized with respect to the Sale will be allocated to the Partners, including Limited Partners, in accordance with the Partnership Agreement. The termination of the Partnership will also result in a loss with respect to certain intangible items that have been carried on the Partnership’s books. Depending on your basis in your Units and other aspects of your particular tax position, you may recognize additional income or loss on the distribution to you of Sale proceeds in liquidation of your interest in the Partnership. Depending on your basis in your Units and other aspects of your particular tax situation, the tax liability resulting from these transactions could exceed the cash you receive in the Sale. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	Managing General Partner’s Recommendation. The Managing General Partner recommends that Limited Partners consent to the Sale. See “THE MANAGING GENERAL PARTNER’S RECOMMENDATION.”

•	Risk Factors. The Sale involves certain risks, including the recognition of taxable income and the absence of an independent appraisal. See “RISK FACTORS.”

•	Expiration Date. This solicitation will expire at 5:00 P.M., New York City time, on November 30, 2009, unless extended, and a Limited Partner may tender its Consent Form until the solicitation expires. See “SOLICITATION OF CONSENTS — Expiration Date.”

•	How to Consent. To consent to the Sale, mark the appropriate box on the included Consent Form and deliver it to the Solicitation Agent by mail, overnight courier or facsimile as further described on the Consent Form. See “SOLICITATION OF CONSENTS — Solicitation.”

•	Revocation of Instructions. A Limited Partner may revoke the instructions set forth in its Consent Form by sending a new Consent Form with different instructions to the Solicitation Agent prior to the Expiration Date. See “SOLICITATION OF CONSENTS — Revocation of Instructions.”

•	Additional Information. For additional information about the Partnership, see “THE PARTNERSHIP.” Please contact our Solicitation Agent, The Altman Group, Inc., at (800) 217-9608 (toll-free), with any questions or comments you may have about the Sale.
FORWARD-LOOKING STATEMENTS
     This Consent Solicitation Statement and the documents incorporated by reference contain certain forward-looking statements regarding the Partnership’s operations and business. Statements in this document that are not historical facts are “forward-looking statements.” These forward-looking statements include those relating to: the Partnership’s future business prospects and projected revenues, working capital, liquidity, capital needs, interest costs and income, timing of the Sale, Sale proceeds to be distributed to Limited Partners, and the applicable tax consequences.

     The words “estimate,” “project,” “intend,” “think,” “opine,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Consent Solicitation Statement. Wherever they occur in this Consent Solicitation Statement or in other statements attributable to the Partnership, forward-looking statements are necessarily estimates reflecting best judgments. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Consent Solicitation Statement and other factors set forth from time to time in the Partnership’s reports and other information provided or made available to Limited Partners. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Consent Solicitation Statement. The Partnership and the Managing General Partner disclaim any intent or obligation to update forward-looking statements, except as required by law.
RISK FACTORS
     The Sale has certain risks and disadvantages. You should carefully consider the following risks:
     Limited Partners Will Recognize Income Upon the Sale. If the Property is sold, the Partnership will recognize taxable income as a result of the Sale equal to the excess of the sum of the net cash received for the Property, plus the debt assumed by the Purchaser or paid at closing, over the Partnership’s adjusted basis in the Property. This taxable income will be allocated to the Partners in accordance with the Partnership Agreement. If the Sale closes, we currently estimate Limited Partners will recognize taxable income from disposition of the Property of approximately $125 per Unit as a result of the Sale. In addition, by reason of the termination of the Partnership, the Partnership will write off certain intangible assets that are being carried on its books. The write-off of certain intangible items is expected to produce an ordinary loss of approximately $6 per Unit. These estimates are based on information currently available to the Managing General Partner. Actual results may vary from these estimates. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
     Each Partner’s Tax Liabilities from the Sale and the Distribution of Sale Proceeds May Exceed the Cash Proceeds Available for Distribution. Sale proceeds available for distribution to each Partner after repayment of the Partnership’s debts may be less than the Partner’s resulting tax liability. Accordingly, Partners may be required to use funds from sources other than Partnership distributions to pay income tax attributable to the Sale and the distribution of Sale proceeds. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
     If the Currently Proposed Sale of the Property is Not Consummated, an Alternative Sale May Be Effected at a Lower Price. If the Sale is not consummated for any reason, the Managing General Partner may effect an Alternative Sale, which may result in lower cash proceeds to the Partnership and lower or no distributions to the Limited Partners.
     The Value of the Property Could be Adversely Affected if the Sale does not Occur. The proposed Sale of the Property may not occur for a number of reasons, some of which are beyond the control of the Managing General Partner. The Sale is conditioned on customary closing conditions, such as receipt of consents and approvals of the Limited Partners and any other consents required under the Partnership’s organizational documents or by law, and no pending or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase Agreement or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser. Failure of the Sale to occur could cause a perception in the market that the Property is worth less than the price in the Purchase Agreement with respect to the Property.
     Time Frame Regarding Sale of the Property. We considered whether or not to sell the Property after evaluating relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for the Partnership. At the current time, we believe that the Sale of the Property would be advantageous given market conditions, the condition of the Property and tax considerations. In particular, we considered the changes in the local rental market, the potential for appreciation in the value of the Property and the tax consequences to the Limited Partners relating to the Sale of the Property. However, we cannot predict or guarantee that now is the most advantageous time to sell the Property.

     Conflicts of Interest of Managing General Partner. The Managing General Partner has conflicts of interest with respect to the Sale as more fully described below.
     The Managing General Partner and Its Affiliates Will Receive Funds in Repayment of Indebtedness. A portion of the Sale proceeds, after payment of certain transaction costs, will be used to repay Partnership indebtedness owed to the Managing General Partner and its affiliates, including unpaid reimbursable expenses, currently estimated to be $8,374 as of August 31, 2009.
     The Sale May Mitigate the Managing General Partner’s Liability for Partnership Liabilities. The Managing General Partner generally is liable for all Partnership recourse debts and other liabilities. A sale of the Property reduces the Managing General Partner’s liability for Partnership debt and liabilities that increase over time through the accrual of interest or otherwise and for liabilities and recourse debt that the Partnership may incur in the future.
     The Managing General Partner Owes Duties to Certain Affiliates that May Come Into Conflict with the Duties that It Owes to the Partnership and the Limited Partners. Affiliates of Apartment Investment and Management Company (“AIMCO”) control the Managing General Partner and own approximately 49.43% of the outstanding Units of the Partnership, as of October 22, 2009. This results in affiliates of AIMCO owning 50.75% of the total outstanding partnership interests in the Partnership, including the managing general partner interest, as of October 22, 2009. Although the Managing General Partner owes fiduciary duties to the Limited Partners of the Partnership, it also owes fiduciary duties to AIMCO, which owns all of the stock of AIMCO/IPT, Inc., the Managing General Partner’s sole stockholder. As a result, Managing General Partner’s duties to the Partnership and its Limited Partners may come into conflict with its duties to AIMCO.
     We Have Not Obtained any Recent Appraisals of the Property. In the absence of an appraisal, we could be mistaken in believing that the Purchase Price for the Property under the Purchase Agreement is a fair price. However, the offer from the Purchaser was the highest of all the offers we received.
REASONS FOR THE SALE
     The Managing General Partner is of the opinion that the Sale is in the best interests of the Partners. It came to this conclusion based on many factors, including the following:
     The Sale was Negotiated at Arms Length. The Sale terms were negotiated at arms length with the Purchaser, which is an independent third party. The offer from the Purchaser was the highest of all the offers we received.
     No Distributions to Partners. The Partnership has not made operating cash distributions to the Partners during at least the past three years, although distributions from prior property sales and financing of the Property have been made during such time.
     Future Taxable Income May Exceed Distributions. At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities.
     Market Conditions Could Worsen and Make It Difficult to Sell the Property in the Future. A continuing (or deepening) economic downturn or an increase in interest rates may make it difficult to find a buyer at comparable price in the future.
     The Partnership’s Financial Condition Is Not Likely to Improve. Based on the location, age and other characteristics of the Property, the Managing General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.

MARKETING
     The Managing General Partner marketed the Property to potentially interested parties. In February 2009, the Managing General Partner engaged CB Richard Ellis-Capital Markets, a global real estate brokerage firm unaffiliated with the Managing General Partner (the “Broker”), to market the Property. The Managing General Partner and its affiliates transact business with the Broker from time to time. The Broker marketed individual projects, including the Property, nationally to organizations known to be interested in the acquisition of multifamily housing projects similar to the Property on a national, regional, or local level. Prospective purchasers were invited to bid on individual projects. From May through August of 2009, the Broker received letters of intent from numerous potential purchasers. Neither the Managing General Partner nor its affiliates bid on the Property. The Managing General Partner evaluated prospective purchasers and letters of intent in terms of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and ability of the prospective purchaser to consummate the sale transaction. Prospective purchasers deemed qualified after this review were distributed a form real estate purchase contract, and invited to give their best and final offer for the Property. The Broker received revised offers in August 2009. After evaluating the offers, the Managing General Partner selected the best offers for the Property based on the criteria of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and ability of the prospective purchaser to consummate the sale transaction. From late August 2009 until early September 2009, the Managing General Partner negotiated a purchase contract for the Property with the Purchaser.
ESTIMATED DISTRIBUTION OF SALE PROCEEDS
     If the Sale of the Property is completed, the Partnership will dissolve and we will wind up the affairs of the Partnership. After paying, or establishing reserves for, all known Partnership liabilities and other obligations, we will distribute the remaining net Sale proceeds to partners. This table summarizes our current estimate of Sale proceeds to be distributed to Limited Partners, assuming the Sale was completed on August 31, 2009. These estimates are based on information currently available to the Managing General Partner. Actual results may vary from these estimates.

Gross purchase price	$9,500,000
Less: Credit for capital items	(400,000)
Plus: Cash and cash equivalents	99,920
Plus: Other partnership assets	51,518
Less: Mortgage debt, including accrued interest	(6,144,858)
Less: Accounts payable, accrued expenses and other liabilities	(267,376)*
Less: Estimated closing costs	(190,000)
Less: Reserve for contingencies	(190,000)
Less: Estimated entity tax	(34,000)

TOTAL	$2,425,204

Net proceeds distributable to all Partners	$2,425,204
Percentage of proceeds distributable to Limited Partners	97%

Net proceeds distributable to Limited Partners	$2,352,448

Total number of Units	26,776

Distributable net proceeds per Unit	$88

*	$8,374 of this amount is payable to the Managing General Partner and/or its affiliates.
     Estimated Tax Consequences of the Sale. Limited Partners will recognize taxable income on the Sale and a loss on the termination of the Partnership. This table summarizes our estimate of the allocation to Limited Partners of items of taxable income and loss on the Sale and termination of the Partnership. The loss may be recognized in a subsequent tax year. These estimates are based on information currently available to the Managing General Partner. Actual timing and results may vary from these estimates. Each Limited Partner should consult his or her tax advisor regarding the tax consequences to him or her. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES — Tax Consequences if the Property is Sold.”

Unrecaptured Section 1250 gain per Unit	$125
Ordinary loss per Unit	$6
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following summary of the United States federal income tax consequences of the Sale is based upon current United States federal tax law, which is subject to change, possibly with retroactive effect. This summary is only for general information and does not address all aspects of United States federal income taxation that may be relevant in the particular circumstances of each Limited Partner or to Limited Partners subject to special treatment (including, but not limited to, corporations, foreign persons, limited partners subject to the alternative minimum tax, and tax exempt organizations) under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this summary does not address any state, local, or other tax consequences. However, a Partner may be subject to income taxation by state, local, or other taxing authorities where the Property is located or where the Partner resides. In addition, the Partnership could be required to withhold state or other income taxes on allocations or distributions to the Partners. We urge Partners to consult their tax advisors as to the specific tax consequences to them of the Sale and the distribution of the Sale proceeds.
     Tax Consequences if the Property is Sold. If the Property is sold, the Partnership will recognize income as a result of its disposition. The Partnership will also recognize a loss on certain items carried on the Partnership’s books for tax purposes that will be written off as a result of the termination of the Partnership. The amount of income recognized by the Partnership by reason of the sale of the Property will be equal to the excess of: (i) the sum of the cash and other property received for the Property, plus the amount of liabilities assumed by the Purchaser (or to which the Property is subject when acquired by the Purchaser), over (ii) the Partnership’s adjusted basis in the Property. This income will be allocated to the Partners, including Limited Partners, in accordance with the Partnership Agreement. We currently estimate you will be allocated taxable income of $125 per Unit as a result of the Sale. This estimate is based on information currently available to the Managing General Partner. Actual results may vary from this estimate.
     We expect that the income recognized by the Partnership on the Sale will be treated as “unrecaptured Section 1250 gain” based on special rules that apply to real property that has been depreciated. Unrecaptured section 1250 gain is long-term capital gain, but generally is taxed at a maximum rate of 25% in the case of individuals, trusts, and estates. This 25% rate on unrecaptured section 1250 gain is greater than the maximum 15% rate that applies to most other long-term capital gains of individuals, trusts and estates. We currently estimate the amount of unrecaptured section 1250 gain allocated to the Limited Partners to be $125 per Unit. In addition, as a result of the termination of the Partnership, we currently estimate the amount of ordinary loss allocated to the Limited Partners to be $6 per Unit on account of capital expenses that will be written off. This loss may be recognized in a subsequent tax year. These estimates are based on information currently available to the Managing General Partner. Actual results may vary from these estimates.
     We currently do not expect that any of the income recognized by the Partnership on the Sale will be taxable at ordinary income rates. Ordinary income is generally taxed at a maximum 35% rate. Short-term capital gain, depreciation recapture, rent, interest, and cancellation of indebtedness, are all examples of income that would be taxable at ordinary income rates.
     Items of gain recognized by the Partnership and allocated to a Partner increase the basis of the Partner in its interest in the Partnership and items of loss allocated to a Partner decrease the basis of the Partner in its interest in the Partnership. However, distributions from the Partnership reduce the basis of the Partner in its interest in the Partnership, and, to the extent such distributions exceed a Partner’s adjusted basis in its interest in the Partnership, result in taxable income to the Partner. In addition, in connection with the Sale, each Partner will be deemed for tax purposes to receive a distribution from the Partnership equal to the amount of the Partner’s share of debt allocated to the Partner for tax purposes, which, like cash distributions, will result in a reduction in basis and/or taxable income. Generally, on liquidation of the Partnership, (i) a Partner will have gain to the extent the money distributed to the Partner exceeds the adjusted basis of such Partner’s interest in the Partnership immediately before the distribution and (ii) a Partner will have a loss to the extent of the excess of the adjusted basis of such Partner’s interest in the Partnership immediately before the distribution over the money distributed to the Partner. The gain or loss is generally capital gain or capital loss. Partners should consult with their own tax advisors as to the federal and state income tax consequences of the liquidation of the Partnership to them.
     If a Partner has suspended tax losses, tax credits, or other items of tax benefit, it is possible that these items may reduce tax liability that arises with respect to the gain recognized as a result of the Sale. The determination of whether a Partner is entitled to use suspended tax losses, tax credits, or other items of tax benefit will depend upon each Partner’s individual circumstances. We urge Limited Partners to consult with their tax advisors in this regard.
     Sale proceeds available for distribution to the Partners, including Limited Partners, after repayment of the Partnership’s debts may be less than the gain recognized on the Sale, any gain recognized on the distribution of Sale proceeds, and any resulting tax liability. Accordingly, Partners may be required to use funds from sources other than Partnership distributions to pay any tax liabilities that may arise because of the recognition of gain from the Sale or from the distribution of Sale proceeds.
     Tax Consequences if the Property is Not Sold. The Property has been substantially or fully depreciated for United States federal income tax purposes. Continued operation of the Property may generate income that will be taxable to the Partners, unless there is adequate depreciation and other deductions equal to or greater than the income generated from the Property. However, there may not be any cash available for distribution to the Partners if all or substantially all of the Property’s cash flow will be used to service the Partnership’s liabilities. The Partnership also will continue to incur the administrative costs of Partnership operations, including the cost of preparing and filing a Partnership tax return. If a Partner has suspended tax losses, tax credits, or other items of tax benefit, these items may reduce any tax liability that arises with respect to any net income taxable to the Partner. The determination of whether a Partner is entitled to use suspended tax losses, tax credits, or other items of tax benefit, will depend upon each Partner’s individual circumstances.
     WE URGE EACH LIMITED PARTNER TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE SALE AND THE DISTRIBUTION OF SALE PROCEEDS, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
     IRS CIRCULAR 230 NOTICE. To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Code. The advice contained in this communication was written to support the promotion or marketing of the transaction or matter addressed by the advice. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
THE PROPERTY
     General. The Property is a 180-unit rental apartment complex located in Dallas, Texas. The Property has been owned and operated by the Partnership continuously since 1987.
     Capital Replacements. The Partnership has an ongoing program of capital improvements, replacements, and renovations, including roof replacements, kitchen and bath renovations, balcony repairs, replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvements are intended to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings.
     Average Rental Rates and Occupancy. The following shows the average annual rental rates and occupancy percentages for the Property during the periods indicated.

Average Annual Rental Rate				Average Occupancy
(per Unit)
2009*	2008	2007	2006	2009*	2008	2007	2006
$9,476	$9,535	$9,232	$8,889	94%	95%	97%	98%

*	Through August 31, 2009.

THE PARTNERSHIP
     General Information. The Partnership is a Delaware limited partnership formed on April 30, 1985. Its primary business is to acquire and operate income-producing multi-family residential properties for investment. The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, telephone (864) 239-1000.
     Limited Partners. As of the Record Date, there were 26,776 Units issued and outstanding owned by 1,331 Limited Partners of record.
     Set forth below are all persons and entities known by the Partnership to be the beneficial owner of more than 5% of any class of limited partner interest in the Partnership as of the Record Date.
          Class — Limited Partners

	Approximate		Approximate
Entity Name and Address	Number of Units		Percent of Class

AIMCO Properties, L.P.(1) (2) 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237	8,836.50	(3)	33.00%

AIMCO IPLP, L.P.(2)(4) 55 Beattie Place P.O. Box 1089 Greenville, SC 29602	570	(3)(5)	2.13%

Cooper River Properties, L.L.C.(2)(6) 55 Beattie Place P.O. Box 1089 Greenville, SC 29602	3,830	(3)(5)	14.30%

Hospital Corporation of America 201 West Main Street Louisville, KY 40202	3,000	(7)	11.20%

(1)	AIMCO-GP, Inc., a Delaware corporation, is the sole general partner of AIMCO Properties, L.P., and owns a 1.04% general partner interest in AIMCO Properties, L.P. AIMCO-GP, Inc. is wholly owned by AIMCO. As of June 30, 2009, AIMCO-LP Trust, a Delaware statutory trust, owns an 89.69% limited partner interest in AIMCO Properties, L.P. AIMCO-LP Trust is wholly owned by AIMCO.

(2)	AIMCO may be deemed the beneficial owner of the Units held by AIMCO Properties, L.P., AIMCO IPLP, L.P. and Cooper River Properties, L.L.C. by virtue of its indirect majority or whole ownership of those Limited Partners.

(3)	AIMCO Properties, L.P., AIMCO-GP, Inc. and AIMCO share voting and dispositive power over 13,236.50 Units, representing approximately 49.43% of the class, which consist of the 8,836.50 Units held by AIMCO Properties, L.P., the 570 Units held by AIMCO IPLP, L.P., and the 3,830 Units held by Cooper River Properties, L.L.C.

(4)	AIMCO/IPT, Inc., which is wholly owned by AIMCO, holds a 70% general partner interest in AIMCO IPLP, L.P. AIMCO Properties, L.P. holds a 30% limited partner interest in AIMCO IPLP, L.P.

(5)	AIMCO IPLP, L.P. and AIMCO/IPT, Inc. share voting and dispositive power over 4,400 Units, representing approximately 16.43% of the class, which consist of the 570 Units held by AIMCO IPLP, L.P., and the 3,830 Units held by Cooper River Properties, L.L.C.

(6)	Cooper River Properties, L.L.C. is wholly owned by AIMCO IPLP, L.P.

(7)	Based on the books and records of the Partnership as of October 22, 2009.

     As of October 22, 2009, no director or officer of the Managing General Partner owns, nor do the directors or officers as a whole own, any of the Partnership’s Units.
     Trading Market. There is not any established trading market for the Units.
     Investment Portfolio. The following shows the location of, the number of apartment units in, the date of purchase, the nature of the Partnership’s ownership interest in and the use of the Partnership’s properties.

		Date of	Type of
Property	Units	Purchase	Ownership	Use

Covington Pointe Apartments Dallas, Texas	180	03/10/87	Fee ownership subject to first and second mortgages(1)	Apartment

(1)	Property is held by AIMCO Covington Pointe, L.P., which is wholly owned by the Partnership.
     Distributions. The Partnership distributed the following amounts during the periods indicated (in thousands, except per Unit data):

	Year Ended
	December 31,	Distribution Per	Year Ended	Distribution Per	Year Ended	Distribution Per
	2009(1)	Unit	December 31, 2008	Unit	December 31, 2007	Unit
Sale(2)	$—	$—	$—	$—	$1,804	$65.36
Sale(3)	—	—	3,203	116.04	—	—
Sale(4)	46	1.64	—	—	—	—
Mortgage Financing(5)	1,210	43.85	—	—	—	—

	$1,256	$45.49	$3,203	$116.04	$1,804	$65.36

(1)	Through August 31, 2009.

(2)	Distribution consists of sale proceeds from the June 2007 sale of Lakeside Apartments.

(3)	Distribution consists of additional sale proceeds from the June 2007 sale of Lakeside Apartments, sale proceeds from Sterling Crest Joint Venture from the June 2008 sale of Brighton Crest Apartments, and sale proceeds from the October 2008 sale of Bexley House Apartments.

(4)	Distribution attributed to Partners during 2009 from the 2008 payment of Georgia withholding taxes paid on behalf of all Partners in connection with the June 2008 sale of Brighton Crest Apartments by Sterling Crest Joint Venture.
(5)	Distribution consists of proceeds from the March 2009 second mortgage obtained on the Property.

     Indebtedness. As of August 31, 2009, the Property is encumbered by a first mortgage loan with an aggregate unpaid balance of approximately $4,644,214 and a second mortgage loan with an aggregate unpaid balance of approximately $1,500,644. The Partnership has other accounts payable, accrued expenses and liabilities of $267,376 as of August 31, 2009, including $8,374 of indebtedness to the Managing General Partner and/or its affiliates.
     Financial Information. Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2008 and 2007 fiscal years set forth in Part II, Item 8 of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the United States Securities and Exchange Commission (the “SEC”) on March 24, 2009 (the “2008 10-K”), and the unaudited financial statements of the Partnership, set forth in Part I, Item 1 of the Partnership’s Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed with the SEC on May 15, 2009 (the “Q1 10-Q”), and the unaudited financial statements of the Partnership, set forth in Part I, Item 1 of the Partnership’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed with the SEC on August 13, 2009 (the “Q2 10-Q”). See “WHERE YOU CAN FIND MORE INFORMATION.”
THE PURCHASER
     General. The Purchaser is a Texas corporation. The Purchaser informs us that it is a real estate services and investment firm whose primary business consists of the acquisition, disposition and asset management of commercial and residential real estate. The Purchaser is not affiliated with the Managing General Partner or the Partnership. The Purchaser informs us that its principal executive offices are located at Arboretum Phase II, Suite 140, 9442 Capital of Texas Hwy. North, Austin, Texas 78759, telephone: (512) 451-5555.
     Past Contacts, Relationship and Negotiations. The Managing General Partner and its affiliates have not previously conducted business with the Purchaser or its affiliates.
THE SALE
     Summary of Purchase Agreement. On the Effective Date, the Seller and the Purchaser entered into the Purchase Agreement, pursuant to which the Seller agreed to sell the Property to the Purchaser.
     Purchase Price and Deposit. The Purchase Price is $9,500,000, to be paid by the Purchaser as follows:
•	The Purchaser delivered an initial deposit (the “Initial Deposit”) of $95,000 to First American Title Insurance Company of New York (the “Escrow Agent”).

•	On the expiration date of the Feasibility Period (as defined below), the Purchaser delivered an additional deposit (the “Additional Deposit,” and together with the Initial Deposit, the “Deposit”) of $95,000 to the Escrow Agent.

•	At closing, subject to the Purchaser’s assumption of the Loans (as defined below) and the release of the Seller from all obligations under the Loans (the “Loan Assumption and Release”), the Purchaser shall receive a credit against the Purchase Price in the amount of the outstanding principal balance of the Notes (as defined below), together with all accrued and unpaid interest thereon, as of the closing date.

•	At closing, the Purchaser shall receive the Repair Credit against the Purchase Price.

•	The balance of the Purchase Price must be paid to and received by the Escrow Agent on the day of closing.
     Escrow. The Escrow Agent will hold the Deposit and deliver it to the party entitled to it under the Purchase Agreement. The Escrow Agent will hold the Deposit until the earlier of (a) closing, at which time the Deposit will be applied against the Purchase Price, or (b) the date on which the Escrow Agent is otherwise authorized to disburse the

Deposit. If prior to closing either party makes a written demand on the Escrow Agent to pay the Deposit, the Escrow Agent must give written notice to the other party of the demand. If the Escrow Agent does not receive a written objection to the proposed payment from the other party within five business days after notice, the Escrow Agent will make payment as demanded. If the Escrow Agent receives a written objection within this period, the Escrow Agent will continue to hold the Deposit until otherwise directed by written instructions from the parties or a final judgment or arbitrator’s decision. The Escrow Agent has the right to deliver the Deposit and any interest thereon with a court of competent jurisdiction in the State of Texas at any time.
     Feasibility Period. From the Effective Date through October 16, 2009 (the “Feasibility Period”), the Purchaser and its consultants may enter the Property to conduct customary tests of the Property (collectively, the “Inspections”). The Purchaser can terminate the Purchase Agreement during the Feasibility Period. If the Purchaser exercises this termination right, the Purchase Agreement terminates and the Escrow Agent will return the Initial Deposit to the Purchaser. If the Purchaser does not terminate during the Feasibility Period, the Purchase Agreement will remain in full force and effect, the Deposit will be non-refundable, and the Purchaser’s obligation to purchase the Property will be unconditional except only for satisfaction of the Purchaser’s closing conditions.
     Conduct of Investigation. The Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property in connection with any Inspections. The Purchaser is not permitted to perform any invasive tests on the Property without the Seller’s prior written consent. Further, the Partnership has the right to disapprove any test that in the Seller’s reasonable judgment could result in injury to the Property, breach of any contract, expose the Seller to any losses or violation of applicable law, or otherwise adversely affect the Property. The Purchaser must restore the Property to the same condition existing immediately prior to the Purchaser’s Inspections.
     The Purchaser Indemnification. The Purchaser agreed to indemnify the Seller and its affiliates against damages related to the Purchaser’s or its consultant’s entry onto the Property and any Inspections.
     Property Contracts. The Seller must deliver a list of all current property contracts to the Purchaser. On or before the expiration of the Feasibility Period, the Purchaser may deliver written notice to the Seller specifying any property contracts which the Purchaser wants to terminate at closing (the “Terminated Contracts”). If any Terminated Contract requires payment of a penalty or premium for cancellation, the Purchaser is responsible for the payment. If any property contract to be assigned to the Purchaser requires vendor consent, the Purchaser may attempt to obtain that consent before closing.
     Loan Assumption and Release. In connection with two loans (the “Loans”) made to the Seller by Fannie Mae (as assignee of Keycorp Real Estate Capital Markets, Inc.) (the “Lender”) secured by the Property, the Property is currently encumbered by two deeds of trust and certain related documents in connection with the Loans (collectively, the “Assumed Encumbrances”). The Loans are evidenced by two promissory notes in the stated principal amounts of $6,000,000 and $1,500,000 (the “Notes”). The Purchaser agrees that, at closing (a) the Purchaser shall assume the Seller’s obligations under the Notes and all of the other loan documents relating to the Loans (collectively, the “Assumed Loan Documents”) and shall accept title to the Property subject to the Assumed Encumbrances, and (b) the Lender shall release the Seller and any guarantors from all obligations under the Assumed Loan Documents, including, without limitation, any obligation to make payments under the Notes. The Purchaser shall submit a loan assumption application to the Lender, satisfy any additional requirements in the Assumed Loan Documents for assuming the Loans, comply with the Lender’s loan assumption guidelines, and pay all fees and expenses charged by the Lender in connection with the Loan Assumption and Release. The Purchaser shall be responsible for replacing all reserves, impounds and other accounts required to be maintained in connection with the Loans and funding any additional required reserves, impounds and accounts after the Loan Assumption and Release.
     Finance Contingency Period. The Purchaser shall have from the Effective Date through November 9, 2009 (the “Finance Contingency Period”) to obtain the Lender’s binding approval of the Loan Assumption and Release. If the Purchaser does not obtain the Lender’s final approval of the Loan Assumption and Release on terms reasonably acceptable to the Purchaser within the Finance Contingency Period, the Purchase Agreement terminates and the Escrow Agent will return the Deposit to the Purchaser.
     Day of Closing. The closing is scheduled to occur on December 9, 2009, or such earlier date as may be agreed upon by the parties after all of the conditions to closing have been satisfied. At the Seller’s option, the closing date may be extended to the last business day of the month in which the closing date would otherwise occur. In addition, the closing date may be extended (a) at the Seller’s option, to a date not later than 45 days following the closing date, or (b) if necessary, to a date not later than 30 days following the closing date in order to finalize the drafting with the Lender of the loan documents for the Loan Assumption and Release, provided that such 30-day extension shall be exercised as two separate 15-day extensions.
     Closing Costs. The Purchaser must pay transfer, mortgage assumption, sales, use, gross receipts or similar taxes, title insurance premiums or fees (other than the base premium) and one-half of the customary closing costs of the Escrow Agent. The Seller must pay the base premium on the title insurance policy, recording costs for the release of any liens, and one-half of the customary closing costs of the Escrow Agent.
     Prorations. The parties agreed to customary prorations as of the day of closing; provided, however, that in exchange for the Seller’s maintaining insurance on the Property through the end of the day on the closing date, the Seller shall retain all collected rents attributable to the closing date.
     Repair Credit. At closing the Purchaser shall receive the Repair Credit of $400,000 against the Purchase Price for repairs and replacements at the Property.
     Post Closing Adjustments. The Purchaser or the Seller may request that the Purchaser and the Seller undertake to re-adjust any item on the proration schedule with the exception of real estate taxes. However, neither party has any obligation to re-adjust any items (a) after the expiration of 60 days after closing, or (b) if such items do not exceed $5,000 in magnitude (either individually or in the aggregate).
     The Seller’s Representations. The Seller made customary representations and warranties which survive the closing for six months. The Seller’s maximum liability to the Purchaser for any misrepresentation or breach of warranty is $300,000 in any individual instance or in the aggregate. In addition, the Purchaser cannot bring any against the Purchaser for a misrepresentation or breach of warranty unless the claim for damages (either in the aggregate or as to any individual claim) exceeds $5,000.
     The Purchaser’s Representations. The Purchaser made customary representations and warranties.
     Leases and Property Contracts. From the Effective Date to closing, the Seller may enter into or modify property contracts or leases in the ordinary course of business without the Purchaser’s written consent. However, new property contracts and new or renewed leases must not have a term in excess of one year without the Purchaser’s prior written consent. New property contracts must be terminable without penalty on 30 days’ written notice.
     General Operation of Property. The Seller must operate the Property in the ordinary course of business. The Seller cannot make material alterations to the Property or remove any material fixtures or tangible personal property without the Purchaser’s prior written consent, except as necessary in the Seller’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in the Seller’s reasonable discretion materially adversely affects the use, operation or value of the Property.
     Liens. Without the Purchaser’s approval, the Seller cannot voluntarily create or cause any lien or encumbrance to attach to the Property other than utility easements and temporary construction easements granted by the Seller in the ordinary course of business.
     Insurance. From the Effective Date until 11:59 p.m. on the closing date, the Seller shall maintain such casualty and liability insurance as maintained by the Seller as of the Effective Date.
     The Purchaser’s Closing Conditions. The Purchaser’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents required to be delivered by the Seller to the Purchaser at closing must have been delivered;

(b)	each of the Seller’s representations must be true in all material respects as of closing;

(c)	the Seller must have complied with, fulfilled and performed in all material respects each covenant to be complied with, fulfilled or performed by the Seller under the Purchase Agreement;

(d)	neither the Seller nor the Seller’s general partner can be a debtor in any bankruptcy proceeding or could have been a debtor in any bankruptcy proceeding in the prior six months.
     If any condition set forth in (a), (c) or (d) above is not met, the Purchaser may: (i) waive any of the conditions and proceed to closing without offset or deduction from the Purchase Price, or (ii) if the failure to meet a condition constitutes a default by the Seller, exercise remedies provided to it in the Purchase Agreement. If the condition set forth in (b) above is not met, the Seller will not be in default pursuant to the terms of the Purchase Agreement, and the Purchaser may, as its sole and exclusive remedy, (i) notify the Seller of the Purchaser’s election to terminate the Purchase Agreement and receive a return of the Deposit, or (ii) waive the condition and proceed to closing without offset or deduction from the Purchase Price.
     The Seller’s Closing Conditions. The Seller’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents and funds required to be delivered by the Purchaser to the Seller at closing must have been delivered;

(b)	each of the Purchaser’s representations must be true in all material respects as of the day of closing;

(c)	the Purchaser must have complied with, fulfilled and performed in all material respects each covenant to be complied with, fulfilled or performed by the Purchaser under the Purchase Agreement;

(d)	the Seller must have received all consents, documentation and approvals necessary to consummate the Sale (i) from the Partnership and the Partners, and (ii) as required by law;

(e)	there must not be pending or, to the knowledge of the Purchaser or the Seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by the Purchase Agreement or declare any of the Purchaser’s obligations illegal, invalid or nonbinding; and

(f)	the Loan Assumption and Release shall have occurred.
     If any of these conditions are not met, the Seller may (i) waive the conditions and close, or (ii) terminate the Purchase Agreement, and, if the failure to meet a condition constitutes a Purchaser default, exercise any of its remedies under the Purchase Agreement.
     Brokerage. If the Sale closes, the Seller will pay the Broker a commission according to the terms of a separate contract.
     Purchaser Default. If the Purchaser defaults in its obligations under the Purchase Agreement to:
(a)	deliver the Additional Deposit (or any other deposit or payment required of the Purchaser under the Purchase Agreement);

(b)	timely deliver the Purchaser’s closing deliveries;

(c)	timely deliver the Purchase Price and timely close on the purchase of the Property; or

(d)	comply with any of its other material obligations under the Purchase Agreement for more than ten days after written notice of default from the Seller,

then the Purchaser will forfeit the Deposit and neither party will be obligated to close on the Sale of the Property. In addition, if the Purchaser is unable to obtain the Loan Assumption and Release prior to the closing date, the Purchaser will be in default under the Purchase Agreement and the Seller may terminate the Purchase Agreement and retain the Deposit.
     Seller Default. If the Seller defaults in its covenants or obligations under the Purchase Agreement, including its obligation to sell the Property, and such default continues for more than ten days after written notice of default from the Purchaser, then, at the Purchaser’s election:
(a)	the Purchase Agreement will terminate, and all payments and things of value, including the Deposit, provided by the Purchaser will be returned to the Purchaser and the Purchaser may recover, as its sole recoverable damages, its direct and actual out-of-pocket expenses and costs incurred in connection with the Sale, up to $100,000; or

(b)	the Purchaser may seek specific performance but not damages.
The Purchaser may seek specific performance only if, as a condition precedent to initiating litigation for specific performance, the Purchaser (i) delivers all the Purchaser closing documents to the Escrow Agent; (ii) is not otherwise in default under the Purchase Agreement; and (iii) files suit on or before the 90th day after the closing date.
     Major Damage. If the Property is damaged or destroyed prior to closing, and the cost of repair is more than $250,000, then the Seller is not obligated to repair the damage or destruction and must notify the Purchaser in writing of such damage or destruction (the “Damage Notice”). Within ten days after the Purchaser’s receipt of the Damage Notice, the Purchaser may terminate the Purchase Agreement and recover the Deposit. If the Purchaser does not terminate, the Sale will be closed, at the Seller’s election, for either (a) the full Purchase Price and the Purchaser will receive all insurance proceeds, less any amounts which have already been spent by the Seller for repairs, and plus a credit against the Purchase Price at closing in the amount of any deductible payable by the Seller, or (b) the full Purchase Price, less a credit to the Purchaser in the amount necessary to complete the repairs, less any amounts which have already been spent by the Seller for repairs.
     Minor Damage. If the Property is damaged or destroyed prior to the closing, and the cost of repair is equal to or less than $250,000, the Sale will be closed in accordance with the Purchase Agreement. The Seller has the option to make repairs to the extent of any recovery from insurance carried on the Property if they can be reasonably effected before the closing. If the Seller is unable or elects not to effect all the repairs, then, at the Seller’s election, the Purchaser will receive either (a) all insurance proceeds, less any amounts which have already been spent by the Seller for repairs, and plus a credit against the Purchase Price at closing in the amount of any deductible payable by the Seller, or (b) a credit on the Purchase Price in the amount necessary to complete the repairs.
     Repairs. If the Seller begins any repair, replacement or restoration of the Property prior to closing, then the Seller is entitled to receive and apply available insurance proceeds to any portion of the repair, replacement or restoration completed prior to closing. The Purchaser is responsible for completion of such repairs, replacements and restorations after closing.
     Eminent Domain. If any material part of the Property is acquired, or is about to be acquired, by any governmental agency by exercise of the powers of eminent domain, the Seller will notify the Purchaser and the Purchaser may terminate the Purchase Agreement and recover the Deposit within ten days of receiving notice from the Seller. If the Purchaser does not terminate, the Sale will be closed for the full Purchase Price and the Purchaser will receive the full benefit of any condemnation award.
     1031 Exchange. The Sale may be part of a tax-free exchange for either the Purchaser or the Seller. Each party to the Purchase Agreement agreed to take all reasonable steps on or before closing to facilitate such exchange if requested by the other party, and to obtain all documentation in connection the exchange. The Seller may extend the closing date for up to 30 days in order to facilitate a tax-free exchange and obtain all documentation in connection therewith.

     Regulatory Approvals. None of the parties to the Purchase Agreement will be required to close if required consent of any persons or entities, including, without limitation, the Lender, bond trustees, and credit enhancers, has not been obtained. The Seller currently anticipates that it will terminate the Purchase Agreement if required consents are not obtained. Other than the filing and distribution of this Consent Solicitation Statement, we are not aware of any other filings, consents or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that are required for the Sale of the Property.
     Accounting Treatment. The Partnership will account for the Sale of the Property as a sale for accounting purposes.
PLANS FOLLOWING THE SALE
     The Property is the last remaining property owned by the Partnership. Following the Sale of the Property, the Partnership will be terminated and dissolved in accordance with the terms of the Partnership Agreement and applicable law.
INTEREST OF CERTAIN PERSONS IN THE SALE
     The Managing General Partner has conflicts of interest with respect to the Sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the Managing General Partner’s liability for existing and future Partnership debt and liabilities.
THE MANAGING GENERAL PARTNER’S RECOMMENDATION
     The Managing General Partner recommends that Limited Partners consent to the Sale. The Managing General Partner is of the opinion that the Sale is in the best interests of the Partners. See “REASONS FOR THE SALE.”
SOLICITATION OF CONSENTS
     Expiration Date. THIS SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE, UNLESS EXTENDED BY THE MANAGING GENERAL PARTNER IN ITS DISCRETION AS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT.
     Extension of Solicitation Period. The Managing General Partner expressly reserves the right to extend the period during which consents are solicited in accordance with Section 16.5 of the Partnership Agreement, which provides that the solicitation period may not be shorter than 30 days or longer than 45 days. Notice of any such extension will promptly be disseminated to Limited Partners in a manner reasonably designed to inform Limited Partners of the extension.
     Solicitation. Abstentions and broker non-votes will not be counted as consents in favor of the Sale and will have the effect of a withheld consent. The Partnership will bear the cost of preparing, assembling, printing and mailing this Consent Solicitation Statement and the enclosed Consent Form. The Partnership has retained the Solicitation Agent to assist in the solicitation of proxies for an estimated fee of $3,000 plus reimbursement of reasonable expenses. Solicitations may also be made by representatives of the Managing General Partner, none of whom will receive additional compensation for these solicitations. Consents will be solicited by mail, telephone, e-mail and in person.
     LIMITED PARTNERS WHO DESIRE TO CONSENT TO THE SALE SHOULD MARK THE APPROPRIATE BOX ON THE CONSENT INCLUDED WITH THIS CONSENT SOLICITATION STATEMENT, AND SIGN, DATE AND DELIVER THE CONSENT TO THE SOLICITATION AGENT BY MAIL IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE, BY OVERNIGHT COURIER OR BY FACSIMILE AT THE ADDRESS OR FACSIMILE NUMBER SET FORTH IN THIS CONSENT SOLICITATION STATEMENT AND ON THE CONSENT, ALL IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THIS CONSENT SOLICITATION STATEMENT AND IN THE CONSENT.
     All Consent Forms that are properly completed, signed and delivered to the Solicitation Agent prior to the Expiration Date and not properly revoked (see “Revocation of Instructions” below) will be given effect in accordance with their respective specifications. IF A CONSENT FORM IS DELIVERED AND NONE OF THE “CONSENTS”, THE “WITHHOLDS CONSENT” OR THE “ABSTAINS” BOX IS MARKED, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO THE SALE.
     Consent Forms must be executed in exactly the same manner as the name(s) in which ownership of the Units are registered. If two or more joint holders hold the Unit to which a Consent Form relates, all these holders should sign the Consent Form. If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, this person must so indicate when signing and submit with the Consent Form evidence satisfactory to the Partnership of authority to execute the Consent Form.
     The execution and delivery of a Consent Form will not affect a Limited Partner’s right to sell or transfer the Units. All Consent Forms received by the Solicitation Agent (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of those Units subsequent to the Record Date. A person who acquires Units after the Record Date may not consent.
     All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by the Managing General Partner in its sole discretion, and the Managing General Partner’s determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consent Forms that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Forms. Unless waived, all defects or irregularities in connection with the delivery of Consent Forms must be cured within the time the Managing General Partner determines. Neither the Managing General Partner nor any of its affiliates or any other persons are under any duty to give any notification of any of these defects, irregularities or waivers, nor must any of them incur any liability for failure to give this notification. Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects in the Consent Form have been cured or waived. The Managing General Partner’s interpretations of the terms and conditions of this solicitation must be conclusive and binding.
     Revocation of Instructions. Any Limited Partner who has delivered a Consent Form to the Solicitation Agent may revoke the instructions set forth in the Consent Form by delivering to the Solicitation Agent a written notice of revocation prior to 5:00 p.m., New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent Form must (a) contain the name of the person who delivered the Consent Form, (b) be in the form of a subsequent Consent Form marked either as “CONSENTS”, “WITHHOLDS CONSENT” or “ABSTAINS,” as the case may be, or in a writing delivered to the Solicitation Agent stating that the prior Consent Form is revoked, (c) be signed by the Limited Partner in the same manner as the original signature on the Consent Form, and (d) be received by the Solicitation Agent prior to 5:00 p.m. New York City time, on the Expiration Date at one of its addresses or the fax number set forth on the Consent Form. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or fax number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent Form previously given. A revocation of the instructions set forth in a Consent Form can only be accomplished in accordance with these procedures. A LIMITED PARTNER MAY NOT REVOKE THE INSTRUCTIONS SET FORTH IN THE CONSENT FORM AFTER 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
     No Appraisal Rights. Limited Partners of the Partnership are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the Sale.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Only one Consent Solicitation Statement is being delivered to multiple Limited Partners sharing an address unless the Partnership has received contrary instructions from one or more of the Limited Partners.
     The Partnership undertakes to deliver promptly upon written or oral request a separate copy of this Consent Solicitation Statement, including copies of all documents incorporated by reference into this Consent Solicitation Statement, to a Limited Partner at a shared address to which the Partnership delivered a single copy of the Consent Solicitation Statement. If a Limited Partner wishes to receive a separate copy of this Consent Solicitation Statement, the

Limited Partner may contact the Partnership c/o The Altman Group, 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; telephone: (800) 217-9608; facsimile: (201) 460-0050.
     A Limited Partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that Limited Partners sharing an address request delivery of a single copy of this Consent Solicitation Statement if they are receiving multiple copies of the Consent Solicitation Statement.
WHERE YOU CAN FIND MORE INFORMATION
     Certain financial information relating to the Partnership is hereby incorporated by reference to the Partnership’s audited financial statements for its 2008 and 2007 fiscal years set forth in Part II, Item 8 of the Partnership’s 2008 10-K, the Partnership’s unaudited financial statements for the three months ended March 31, 2009 and 2008, set forth in Part I of the Partnership’s Q1 10-Q and the Partnership’s unaudited financial statements for the six months ended June 30, 2009 and 2008, set forth in Part I of the Partnership’s Q2 10-Q.
     The Partnership files its reports, proxy statements and other information electronically with the SEC. A Limited Partner may read and copy any reports, statements or other information that the Partnership files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and consent solicitation statements and other information regarding registrants that file electronically with the SEC.
     A Limited Partner can obtain any document incorporated by reference in this Consent Solicitation Statement through the Partnership or the SEC or the SEC’s internet site described above. Documents incorporated by reference are available from the Partnership without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in this Consent Solicitation Statement. Limited Partners may obtain documents incorporated by reference in this Consent Solicitation Statement without charge by making a written or oral request to the Partnership c/o The Altman Group, 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; telephone: (800) 217-9608; facsimile: (201) 460-0050.
     If a Limited Partner wishes to request documents from the Partnership, please do so by November 20, 2009, to receive them before the Expiration Date. If a Limited Partner requests any incorporated documents, they will be mailed by first-class mail, or other equally prompt means, within one business day of receipt of the request.
THE SOLICITATION AGENT FOR THIS CONSENT SOLICITATION IS:
THE ALTMAN GROUP, INC.

By Mail:	By Overnight Courier:	By Hand:

1200 Wall Street 3rd Floor Lyndhurst, New Jersey 07071	1200 Wall Street 3rd Floor Lyndhurst, New Jersey 07071	1200 Wall Street 3rd Floor Lyndhurst, New Jersey 07071

By Facsimile:	For Information please call:

(201) 460-0050	TOLL FREE (800) 217-9608

DAVIDSON INCOME REAL ESTATE, L.P.
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, New Jersey 07071
CONSENT OF LIMITED PARTNER
     The undersigned, a limited partner of Davidson Income Real Estate, L.P. (the “Partnership”), and the owner of a limited partner interest in the Partnership, acting with respect to all of the limited partner interests in the Partnership owned by the undersigned, hereby:

☐ Consents	☐ Withholds Consent	☐ Abstains
to the Sale.
     This Consent Form is solicited by the Managing General Partner. The Managing General Partner recommends that Limited Partners consent to the Sale. IF NO ELECTION IS SPECIFIED, AN OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT WILL BE DEEMED A CONSENT TO THE SALE.
     The undersigned hereby acknowledges receipt of the Consent Solicitation Statement. Capitalized terms used in this Consent Form and not defined in this Consent Form have the meanings set forth in the Consent Solicitation Statement, dated October 26, 2009, of the Partnership (the “Consent Solicitation Statement”).
     A fully completed, signed and dated copy of this Consent Form should be sent to the Solicitation Agent by mail or overnight courier to the appropriate address specified below, or by fax to the fax number specified below, prior to 5:00 p.m., New York City time on the Expiration Date.
     Completed and signed consents should be sent to The Altman Group, Inc. by mail or overnight courier at 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; or by fax at (201) 460-0050.

Dated:	By:

Please Print Name
Please sign exactly as you hold your Units. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.